Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE
OCTOBER 5, 2010

CHESAPEAKE ENERGY CORPORATION’S CORPORATE BAND WINS FIRST
PLACE IN FORTUNE BATTLE OF THE CORPORATE BANDS

OKLAHOMA CITY, OKLAHOMA, OCTOBER 5, 2010 – Chesapeake Energy Corporation’s (NYSE:CHK) corporate band, Shaleplay, was recognized as the best corporate band in America after bringing home the first place trophy from the 10th Annual FORTUNE Battle of the Corporate Bands competition held last weekend at the Rock and Roll Hall of Fame and Museum in Cleveland, Ohio.  Katy Igarta, Shaleplay’s lead vocalist and fitness center membership coordinator for Chesapeake, was also named “Best Vocalist” in the individual competition.

The Battle of the Corporate Bands competition benefited the Rock and Roll Hall of Fame’s education programs.  Shaleplay had its first public appearance in Las Vegas, Nevada, on May 22, and was one of eight bands selected to compete in the national finals.

Martha Burger, Chesapeake’s Senior Vice President of Human and Corporate Resources, commented, “At Chesapeake, we are always looking for ways to enhance our employees’ work experience and personal growth through our unique culture.  This contest was not only a great opportunity for the members of Shaleplay to display their talent and pursue their passion, but it also gives our employees an opportunity to enjoy their colleagues musical skills and show their support for their fellow employees.”

In order to begin gathering the talent together to submit a demo last March, Burger shared her idea with Greg Singleton, guitarist and a technical director for Chesapeake’s Corporate Communications department.  From there, the band gained keyboard player and guitarist Blayne Cook, bass player Chris Royse and drummer Dan Wright, all with prior band experience.  Cook is a senior applications developer in the IT department, Royse is a field training supervisor in the HR department and Wright is an audio visual technician in the Corporate Communications department.

The band’s name is derived from two words frequently used in the energy exploration industry.  “Shale” is a prevalent type of rock that can be found from the earth’s surface to tens of thousands of feet deep, often containing substantial recoverable volumes of natural gas and oil.  “Play” is industry jargon for a productive or potentially productive area for energy development.

Now that Shaleplay is officially the best corporate band in America, they plan to continue playing together and hope to play in shows around Oklahoma City.

Chesapeake Energy Corporation is the second-largest producer of natural gas and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Fayetteville, Haynesville, Marcellus and Bossier natural gas shale plays and in the Eagle Ford, Granite Wash and various other unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets.  Further information is available at www.chk.com.

MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Sondra Allen	Jim Gipson	6100 North Western Avenue
(405) 935-7538	(405) 935-1310	P.O. Box 18496
sondra.allen@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154